Exhibit 99.2

Iteris Announces Agreement to Acquire Albeck Gerken

SANTA ANA, Calif. — June 14, 2019 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today announced that it has entered into a definitive agreement to acquire Albeck Gerken, Inc., a privately held traffic operations engineering services provider headquartered in Tampa, Florida, with offices in Orlando (FL), Virginia Beach (VA) and Chadds Ford (PA).

Under the terms of the agreement, Iteris will acquire Albeck Gerken for a total purchase price of $10.7 million to be paid in cash and stock, with the ability for key principals to realize an additional $2.3 million in other incentives over three years from the date of close. The proposed acquisition is expected to close on July 2, 2019. For the fiscal year ending December 31, 2018, Albeck Gerken’s audited GAAP revenue was $8.1 million and EBITDA was $2.0 million.

Albeck Gerken has developed a reputation for exceptional traffic operations engineering and consulting expertise, particularly in Florida, which is one of the most robust markets in the U.S. for smart transportation, with the Florida Department of Transportation (FDOT) having committed $49.9 billion of investment over a five-year period. The company operates its own state-of-the-art traffic management facility, including a traffic management center, traffic operations lab and training center, from its headquarters in Tampa. Albeck Gerken bundles these captive assets with its traffic operations engineering services to yield a highly leveraged operating model. Albeck Gerken also possesses significant capabilities in transportation systems management and operations, and integration and managed services.

In addition to the Florida market, Albeck Gerken services cities and states in the Midwest and Mid-Atlantic. As all of these regional markets represent established or strategic geographies for Iteris, the combination of the two entities will result in improved geographic density for Iteris. The combined total value of Albeck Gerken’s current contracts across all geographic markets is approximately $16 million.

“We look forward to integrating Albeck Gerken into the Iteris family,” said Joe Bergera, president and CEO of Iteris. “The combination will expand Iteris’ strategic footprint in Florida, one of the nation’s most robust smart transportation markets, as well as enhance our existing position in the Mid-Atlantic and Midwest markets. Additionally, we intend to utilize Albeck Gerken’s world-class traffic management facility to advance our Iteris intersection-as-a-service™ offering, which is a software-enabled managed service that Iteris offers nationwide.”

“We are thrilled with the opportunity to join Iteris’ industry-leading intelligent transportation systems team under the proposed acquisition agreement,” said Jeff Gerken, president of Albeck Gerken. “As part of the Iteris family, Albeck Gerken’s extensive traffic operations engineering and consulting experience will continue to improve the lives of citizens and travelers in Florida and across the nation.”

Florida is a strategic geography for Iteris, with recent contract awards including a connected and automated vehicle technologies project with the Lee County Board of County Commissioners, a regional traffic management center operations and staffing engagement with FDOT, and a smart transportation initiative with the City of Gainesville.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Iteris Forward-Looking Statements

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “should,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the impact and expected benefits of the proposed acquisition.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to retain, integrate and incentivize the acquired company’s employees; our ability to leverage and expand the acquired company’s business and its operations model together with our strategic direction; integration of the acquired company without any material disruptions to the company or its businesses; general challenges to introduce, transition and market an acquired company’s business with our transportation business; successfully develop, complete, roll out and gain broad market acceptance of the acquired engineering and consulting services; and the impact of general economic, political and other conditions in the markets we address.  Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Iteris Contact

David Sadeghi
Tel: (949) 270-9523
Email: dsadeghi@iteris.com

Investor Relations

MKR Investor Relations, Inc.

Todd Kehrli

Tel: (323) 468-2300

Email: iti@mkr-group.com